EXHIBIT 10 (yy)

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement dated and effective as of November 25, 2008 (this “Amendment”), amends that certain Employment Agreement, dated as of July 18, 2006 (the “Original Agreement”) by and between Churchill Downs Incorporated, a Kentucky corporation (the “Company”), and Robert L. Evans (“Employee”), subject to the approval of the Board (as defined below). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Original Agreement.

RECITALS

A. WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing of distributions from nonqualified deferred compensation plans and arrangements; and

B. WHEREAS, the Board of Directors of the Company (the “Board”) desires to amend the Original Agreement to comply with Section 409A of the Code.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

1. Section 6(d) of the Original Agreement shall be amended by adding the following to the end of the first sentence:

“; provided the reimbursement payment is made no later than the end of Executive’s taxable year following the taxable year in which the expense is incurred”

2. Sections 7(a) and 7(b) of the Original Agreement shall be amended by adding the following to the end of the last sentence:

“; provided such benefits shall be payable no later than the later of (A) sixty (60) days following Executive’s date of termination or (B) the date provided under the applicable plan, policy or practice of the Company covering such benefits”

3. Section 7(g) of the Original Agreement shall be deleted in its entirely and replaced with the following:

“Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments to which Executive is entitled under this Section 7, which are described as being subject to this Section 7(g) are conditioned upon and will not be payable unless (A) Executive executes a general release and waiver, in such reasonable and customary form as shall be prepared by the Company, of all claims Executive may have against the

Company and its directors, officers, subsidiaries and affiliates, except as to (i) matters covered by provisions of this Agreement that expressly survive the termination of this Agreement and (ii) rights to which Executive is entitled by virtue of his participation in the employee benefit plans, policies and arrangements of the Company, within the minimum time period required under applicable state and federal laws, or if no such period, ten business days following the date of Executive’s termination, and (B) Executive has not revoked such release agreement within the time permitted under applicable law. Notwithstanding the foregoing and any provision in this Agreement to the contrary, in any case where the first and last days of the applicable release and non-revocability periods are in two separate taxable years, to the extent necessary to avoid the imposition of any additional taxes under Section 409A (as defined below), any payments required to be made to the Executive under this Agreement shall be made in the later tax year, as soon as practicable, but in no event later than thirty (30) days, following the conclusion of the applicable release and non-revocability period.”

4. The definition of Disability set forth in Section 10(i) shall be replaced in its entirety with the following: “Disability” means that Executive becomes “disabled” within the meaning of Section 409A(a)(2)(C) of the Code or any successor provision and the applicable regulations thereunder.

5. The following clause shall be added to the end of the definition of “Tax Gross-Up Payment” set forth in Section 10(t) of the Original Agreement:

“, which amount shall be payable in a lump sum upon the same terms and conditions as the Termination Benefits”

6. The following shall be added as a new Section 11 at the end of the Original Agreement:

“Section 409A. Notwithstanding the foregoing, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (“Section 409A”), if Executive is a “specified employee” (as defined under Section 409A) as of the date of his “separation from service” (as defined under Section 409) from the Company, then any payment of benefits scheduled to be paid by the Company to Executive during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the earlier of (a) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” and (b) the date of Executive’s death. All payments and benefits that are delayed pursuant to the immediately preceding sentence shall be paid to Executive in a lump sum as soon as practicable following the expiration of such period (or if earlier, upon Executive’s death) but in no event later than thirty (30) days following such period. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, no amount or benefit that is payable upon a termination of employment or services from the Company shall be payable unless such termination also meets the requirements of a “separation from service” under Section 409A. In addition, the parties shall cooperate fully with one another to ensure compliance with Section 409A, including, without limitation, adopting amendments to arrangements subject to Section 409A and operating such arrangements in compliance with Section 409A.”

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CHURCHILL DOWNS INCORPORATED

By:	/s/ Charles G. Kenyon
Name:	Charles G. Kenyon
Title:	VP Human Resources

By:	/s/ Robert L. Evans
Name:	Robert L. Evans
Title:	Chief Executive Officer and President